SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                           COLUMBIA SPORTSWEAR COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
                           COLUMBIA SPORTSWEAR COMPANY

                    Notice of Annual Meeting of Shareholders
                                  June 9, 1999

To the Shareholders of Columbia Sportswear Company:

     The annual meeting of the shareholders of Columbia Sportswear Company, an Oregon corporation, will be held at 2:00 p.m., Pacific Time, on Wednesday, June 9, 1999, at the Multnomah Athletic Club at 1849 SW Salmon, Portland, Oregon for the following purposes:

     1. Electing directors to serve for the following year and until their successors are elected;

     2.   Voting on the Company's Employee Stock Purchase Plan;

     3.   Voting on the Company's Executive Incentive Compensation Plan; and

     4.   Transacting any other business that properly comes before the meeting.

     Only shareholders of record at the close of business on April 26, 1999 will be entitled to vote at the annual meeting.

     You are requested to date and sign the enclosed proxy and return it in the postage-prepaid envelope enclosed for that purpose. You may attend the meeting in person even if you send in your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.


                                       By Order of the Board of Directors




                                       Timothy P. Boyle
                                       President and Chief Executive Officer

Portland, Oregon
April 30, 1999

                           COLUMBIA SPORTSWEAR COMPANY

                                 PROXY STATEMENT
                         Annual Meeting of Shareholders


     The mailing address of the principal executive offices of the Company is 6600 North Baltimore, Portland, Oregon, 97203. The approximate date this proxy statement and the accompanying proxy form are first being sent to shareholders is April 30, 1999.

     Upon written request to Timothy P. Boyle, Secretary, any person whose proxy is solicited by this proxy statement will be provided, without charge, a copy of the Company's Annual Report on Form 10-K.


                     SOLICITATION AND REVOCABILITY OF PROXY

     The enclosed proxy is solicited on behalf of the Board of Directors of Columbia Sportswear Company, an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on June 9, 1999 and at any adjournment thereof. The Company will bear the cost of preparing and mailing the proxy, proxy statement, and any other material furnished to shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mails, and officers and employees of the Company may also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians, and brokerage houses for forwarding to beneficial owners of the stock held in their names.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Company, attention Carl K. Davis, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by voting in person at the meeting. A shareholder who attends the meeting, however, is not required to revoke the proxy and vote in person. All valid, unrevoked proxies will be voted at the annual meeting in accordance with the instructions given.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the annual meeting is April 26, 1999. On that date there were 25,289,459 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

     The following table sets forth certain information regarding the beneficial ownership as of January 31, 1999 of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

                                                         Shares                 Percentage
Beneficial Owner                                  Beneficially Owned (1)         of Shares
----------------                                  ----------------------        ----------
Gertrude Boyle..................................      4,009,533 (2)               15.86%
6600 North Baltimore
Portland, Oregon 97203

Timothy P. Boyle ...............................     10,545,058 (3)               41.72%
6600 North Baltimore
Portland, Oregon 97203

Sarah Bany .....................................      3,342,890 (4)               13.23%
6600 North Baltimore
Portland, Oregon 97203

Don R. Santorufo ...............................        800,435                    3.17%

Robert G. Masin ................................         18,893 (5)                 *

Grant D. Prentice ..............................         35,911 (6)                 *

John Stanton ...................................         38,394 (7)                 *

Edward S. George ...............................         14,209 (8)                 *

Murrey R. Albers ...............................          5,839 (9)                 *

All directors and executive officers
as a group (15 persons) ........................     18,920,497 (10)              74.47%

*Less than 1%.

(1) Shares which the person or group has the right to acquire within 60 days after January 31, 1999 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.
(2) Includes 874,074 shares held in two grantor retained annuity trusts for which Mrs. Boyle is the income beneficiary and Ms. Bany is the beneficiary of the remainder.
(3) Includes 123,900 shares held in trust, of which Mr. Boyle's wife is trustee, for the benefit of Mr. Boyle's children.
(4) Includes 118,000 shares held in trust, of which Ms. Bany's husband is trustee, for the benefit of Ms. Bany's children. Also includes 657,750 shares held in two grantor retained annuity trusts for which Ms. Bany is the income beneficiary and Ms. Bany's husband and children are beneficiaries of the remainder. Also includes 4,790 shares gifted to the Lamfrom Foundation, of which Ms. Bany is trustee.
(5) Includes 16,893 shares subject to options exercisable within 60 days after January 31, 1999.
(6) Includes 30,611 shares subject to options exercisable within 60 days after January 31, 1999.
(7) Includes 2,544 shares subject to options exercisable within 60 days after January 31, 1999.
(8) Includes 4,609 shares subject to options exercisable within 60 days after January 31, 1999.
(9) Includes 2,839 shares subject to options exercisable within 60 days after January 31, 1999.
(10) Includes 133,831 subject to options exercisable within 60 days after January 31, 1999.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     The directors of the Company are elected at each annual meeting to serve until the next annual meeting and until their successors are elected and qualified. Each nominee is now serving as a director of the Company. If a quorum of shareholders is present at the annual meeting, the six nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker nonvotes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees named below. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes. The following table briefly describes the Company's nominees for directors.

Name, Principal Occupation, and Other Directorships                Age           Director Since
---------------------------------------------------                ---           --------------
Gertrude Boyle has served as Chairman of the Board of              75                1970
Directors since 1970. Mrs. Boyle also served as the
Company's President from 1970 to 1988.

Timothy P. Boyle joined the Company in 1971 as general             49                1978
manager and has served as President and Chief Executive
Officer since 1988. Mr. Boyle also serves as the Company's
Secretary. Mr. Boyle is Gertrude Boyle's son.

Sarah Bany held various positions at the Company between           40                1988
1979 and August 1998, most recently as Director of Retail
Stores. Ms. Bany is Gertrude Boyle's daughter.

John Stanton became a director of the Company in July of           43                1997
1997. Since 1994, Mr. Stanton has served as Chairman and
Chief Executive Officer of Western Wireless Corporation, a
publicly held company that operates cellular communications
systems in 23 states. Mr. Stanton was Chairman and Chief
Executive Officer of General Cellular Corporation, a
predecessor and now subsidiary of Western Wireless
Corporation, in 1992. He previously co-founded McCaw
Cellular Communications, where he served as Chief Operating
Officer from 1985 to 1988 and as Vice Chairman from 1988 to
1991. Mr. Stanton also serves as a director of other
corporations, including Advanced Digital Information
Corporation and SmarTone.

Edward S. George became a director of the Company in April         62                1989
1989. For 30 years, until his retirement, Mr. George worked
in the banking industry and was President and CEO of Torrey
Pines Bank. Since January 1991 he has served as a financial
consultant.  Mr. George is also a director of First National
Bank of San Diego.

Murrey R. Albers became a director of the Company in July          57                1993
1993. Mr. Albers is President and Chief Executive Officer of
United States Bakery, a bakery with operations in Oregon,
Washington, Idaho, Montana and California. Mr. Albers, who
has been in his current position since June 1985, joined
United States Bakery as general manager of Franz Bakery in
1975.

Board Meetings and Committees

     The Board of Directors met 5 times in 1998. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 1998. The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The Company does not have a Nominating Committee.

     The Audit Committee makes recommendations concerning the engagement of the independent public accountants, reviews with the independent public accountants the plans and results of audits, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees, and reviews the adequacy of the Company's internal accounting controls. The Audit Committee consists of John Stanton, Edward S. George and Murrey R. Albers. The Compensation Committee determines compensation for the Company's executive officers and administers the Company's 1997 Stock Incentive Plan. The Compensation Committee consists of John Stanton, Edward S. George and Murrey R. Albers.

Compensation of Directors

     Directors who are not officers of the Company receive annual compensation of $15,000 plus $1,000 per meeting attended in addition to reasonable out-of-pocket expenses incurred in attending meetings. Each year Directors who are not officers of the Company receive an option to acquire 3,500 shares of Common Stock and a $2,000 Columbia Sportswear apparel merchandise allowance.

Recommendation by the Board of Directors

     The Board of Directors recommends that shareholders vote for the election of the nominees named in this proxy statement.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth all compensation paid by the Company for each of the last two years to the Chief Executive Officer and the four other most highly compensated executive officers.

                                                                              Long-Term
                                                                             Compensation
                                            Annual Compensation               Securities
                                      --------------------------------        Underlying        All Other
Name and Principal Position           Year       Salary          Bonus          Options      Compensation (1)
---------------------------           ----    ---------    -----------       ------------    ----------------
Timothy P. Boyle                      1998    $ 541,303    $   554,989                 --       $  9,774
President and Chief Executive         1997    $ 323,733    $   805,000                 --       $ 13,641
Officer

Don R. Santorufo                      1998    $ 443,733    $   618,257 (2)             --       $  9,774
Executive Vice President and          1997    $ 286,946    $ 1,287,214 (2)             --       $ 13,641
Chief Operating Officer

Gertrude Boyle                        1998    $ 486,692    $   400,000                 --       $  9,774
Chairman of the Board                 1997    $ 153,920    $   460,000                 --       $ 13,641


Robert G. Masin                       1998    $ 248,269    $   100,588             30,000       $  9,774
Director of Sales and                 1997    $ 213,370    $    85,385             29,500       $ 13,641
Merchandising

Grant D. Prentice                     1998    $ 240,411    $    88,219             60,000       $  9,774
General Manager-                      1997    $ 227,199    $    90,919             59,000       $ 13,641
Outerwear Merchandising

(1) Represents the Company's matching contribution under the Company's 401(k) savings plan of $4,750 for 1997 and $5,000 for 1998, and a profit sharing contribution of $8,891 for 1997 and $4,774 for 1998.

(2) Includes bonuses paid to Mr. Santorufo of $597,214 for 1997 and $163,008 for 1998 for amounts equal to the accrued interest due and owing on Mr.
     Santorufo's loan from the Company, increased to offset taxes owed by Mr.
     Santorufo as a result of the bonuses.

Stock Option Grants in Last Fiscal Year

     The following table provides information regarding stock options granted in 1998 to the executive officers named in the Summary Compensation Table.

                                                                                  Potential Realizable
                                                                                      Value at Assumed
                        Number of     Percentage of                              Rates of Annual Stock
                           Shares   Options Granted                                 Price Appreciation
                       Underlying      to Employees    Exercise                    For Option Term (2)
                          Options            During       Price   Expiration   -----------------------
     Name              Granted(1)       Fiscal Year   Per Share         Date      5%           10%
     ----              ----------   ---------------   ---------   ----------   ---------   -----------
Gertrude Boyle                 --                --          --           --          --            --
Timothy P. Boyle               --                --          --           --          --            --
Don R. Santorufo               --                --          --           --          --            --
Robert G. Masin            30,000              6.44%     19.625      5/11/08   $ 370,263   $   938,310
Grant D. Prentice          60,000             12.89%     19.625      5/11/08   $ 740,526   $ 1,876,620

(1) Mr. Masin's and Mr. Prentice's options vest and become exercisable over a period of five years on a monthly vesting schedule

(2) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or option spreads that would exist for the respective options based on assumed compounded rates of annual stock price appreciation of 5% and 10% from the date the options were granted over the option term.

Aggregated Option Exercises and Year-End Option Values

     The following table indicates for all executive officers named in the Summary Compensation Table (i) stock options exercised during 1998, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of December 31, 1998, and (iii) the value of in-the-money options, which represents the positive difference between the exercise price of existing stock options and the year-end price of the Common Stock.

                     Number of              Number of Shares Underlying       Value of Unexercised
                        Shares                  Unexercised Options           In-the-Money Options
                      Acquired                  at Fiscal Year-End           at Fiscal Year- End(1)
                            on      Value   ---------------------------   ---------------------------
      Name            Exercise   Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
      ----           ---------   --------   -----------   -------------   -----------   -------------
Gertrude Boyle              --         --            --              --            --              --
Timothy P. Boyle            --         --            --              --            --              --
Don R. Santorufo            --         --            --              --            --              --
Robert G. Masin             --         --        13,825          45,675      $ 74,288       $ 137,964
Grant D. Prentice           --         --        24,501          94,499      $ 97,703       $ 196,531

(1)  Based on the last sale price of $16.875 per share on December 31, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases its corporate headquarters in Portland, Oregon from Gertrude Boyle and leases a warehouse from Gertrude Boyle and Timothy P. Boyle. Pursuant to written leases dated January 1, 1998 with terms of five years, the Company pays yearly $156,096, as adjusted annually for inflation, to Gertrude Boyle for use of a portion of the headquarters building and $52,848, as adjusted annually for inflation, to Gertrude Boyle and Timothy P. Boyle for use of the warehouse.

     The Company entered into a five-year lease of a building from the Frank Deggendorfer Trust for $6,250 monthly beginning March 5, 1998. The leased building houses the Company's Bend, Oregon outlet store. Frank Deggendorfer is Gertrude Boyle's son-in-law and Timothy P. Boyle's brother-in-law.

     A dividend was declared to shareholders of record on March 23, 1998 equal to the greater of $95 million or the amount of the Company's Subchapter "S" accumulated adjustment account as of the date the Subchapter S corporation was terminated. As of December 31, 1998, $102.3 million had been distributed to such shareholders, representing the final balance of the accumulated adjustments account.

     In December 1996 the Company entered into a Deferred Compensation Conversion Agreement with Don Richard Santorufo, Executive Vice President and Chief Operating Officer of the Company, providing for the conversion of deferred compensation units granted under a prior agreement into an aggregate of 1,800,435 shares of the Company's Common Stock. Of those shares, 1,075,321 shares vested immediately, 333,725 shares vest ratably over three years commencing December 31, 1997, and 391,389 shares vest ratably over five years commencing December 31, 2000. The agreement provides the Company with a right to repurchase unvested shares if Mr. Santorufo's employment is terminated. Shares not repurchased after termination vest automatically. In connection with the transaction, the Company loaned Mr. Santorufo approximately $5.7 million for payment of related income taxes. The agreement also provided for a cash bonus of $2,750,000 in consideration of past services, and it provided for future bonuses in amounts equal to the accrued interest due and owing on Mr. Santorufo's loan from the Company, increased to offset taxes owed by Mr. Santorufo as the result of such bonuses. The Company declared bonuses of $597,214 for 1997 and $163,008 for 1998 for amounts equal to the accrued interest due and owing on Mr. Santorufo's loan from the Company, increased to offset taxes owed by Mr. Santorufo as a result of the bonuses. Mr. Santorufo repaid the loan at the completion of the initial public offering in April 1998. In addition, the Company agreed to pay a cash bonus for up to 50% of any additional tax liability that may be imposed on Mr. Santorufo with respect to the compensation received under the agreement. The amount of this cash bonus would be increased to offset taxes owed by Mr. Santorufo as a result of such bonus.

     In connection with the Company's initial public offering and the termination of the Company's Subchapter S corporation tax status, the Company entered into a tax indemnification agreement with each of its shareholders, including Gertrude Boyle, Timothy P. Boyle, Sarah Bany, Don Richard Santorufo and certain trusts. The agreements provide that the Company will indemnify and hold harmless each of these shareholders for federal, state, local or foreign income tax liabilities, and costs relating thereto, resulting from any adjustment to the Company's income that is the result of an increase or change in character of the Company's income during the period it was treated as a Subchapter S corporation. The agreements also provide that if there is a determination that the Company was not a Subchapter S corporation prior to the offering, the shareholders will pay to the Company certain refunds actually received by them as a result of that determination.

     On December 2, 1998 the IRS concluded an audit of the Company's 1995 and 1996 corporate income tax returns. As a result of the audit, certain adjustments were made to corporate income. Due to the Company's status as a Subchapter S corporation during the years under audit, the adjustments resulted in additional income tax to the shareholders of the Company. However, pursuant to the provisions of the tax indemnification agreement, the Company reimbursed Gertrude Boyle, Timothy P. Boyle, and Sarah Bany for the income taxes and other related expenses they were assessed of approximately $330,000, $960,000, and $310,000 respectively.

     In March 1998 the Company acquired the assets of a retail store in Bend, Oregon that specializes in the Company's products and was owned by Gertrude Boyle's daughter and son-in-law (the sister and brother-in-law of Timothy P. Boyle and Sarah Bany). The acquisition price, approximately $1,389,000, was based on the Company's determination of the fair market value of the tangible assets and goodwill associated with the business.

     Since January 1994 the Company's Canadian subsidiary has leased office and warehouse space from B.A.R.K. Holdings, Inc., a company owned by Douglas R. Hamilton, and his wife. Douglas R. Hamilton is President and Chief Operating Officer of the Company's Canadian subsidiary and Director of Operations - Canada. The Company pays basic rent (as defined in the lease) in the amount of C$83,400 per year under the lease, which terminates in December 2003.

     In connection with the Company's initial public offering, the Subchapter S corporation shareholders of the Company entered into an agreement regarding a plan of recapitalization, which provided for an issuance of voting Common Stock to the Company's shareholders followed by a one-for-one conversion of the Company's nonvoting Common Stock into voting Common Stock. Pursuant to the agreement, Gertrude Boyle was issued an additional 635,777 shares of voting Common Stock, Timothy P. Boyle was issued an additional 34,076 shares of voting Common Stock, Sarah Bany was issued an additional 5,332 shares of voting Common Stock and Don Richard Santorufo was issued an additional 11,319 shares of voting Common Stock.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of John Stanton, Edward S. George and Murrey R. Albers, all nonemployee directors. No committee member participates in committee deliberations or recommendations relating to his own compensation.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") consists of John Stanton, Edward S. George and Murray R. Albers, all non-employee directors. The Committee makes recommendations to the Board regarding compensation for the executive officers of the Company, and administers both the executive compensation plans and the Company's stock option program, from which stock options are granted periodically to certain executive officers and other employees of the Company.

Compensation Principles and Philosophy

     The Committee believes that leadership and motivation of the Company's executives are critical to the long-term success of the Company. In support of this philosophy, the Company has adopted an executive compensation policy in which the primary objectives are to provide a total compensation package:

     (1) which will allow it to attract and retain key executive officers who are primarily responsible for the long-term success of the Company;

     (2) that takes into consideration the compensation practices of comparable companies with whom the Company competes for executive talent;

     (3) which will motivate executives to maximize shareholder returns by achieving both short and long-term Company goals.

     The Committee maintains the philosophy that compensation of the Company's executives should be directly linked to the financial performance of the Company as well as to each executive's individual contribution. The total compensation package includes a competitive base salary, incentive bonuses, periodic stock option grants, as well as a 401(k) plan with a Company match, and a Company profit sharing plan.

Compensation Elements

     There are different elements in the Company's executive compensation program, all determined by individual performance and Company profitability, except for stock option grants which are intended to correlate compensation to stock price performance.

     Base Salary Compensation

     Base salaries for the Chief Executive Officer and other select executive officers have been established by reviewing a number of factors, including responsibilities, experience, demonstrated performance and potential for future contributions. The Committee also takes into account competitive factors, including the level of salaries associated with similar positions at businesses that compete with the Company.

     Annual Incentive Compensation

     Each of the Company's executive officers has been eligible to receive an annual cash bonus under the Company's executive performance program. The annual incentive awards are based on an assessment of the Company's performance as measured against predetermined financial targets. Depending on how the Company performs in relation to that target, each eligible participant is entitled to receive a bonus calculated as a percentage of the participant's annual salary. These percentages are established by the Committee based on the participant's level of responsibility.

     In 1998, the Company's financial goal for awarding incentive bonuses was exceeded which resulted in the Committee's approval of bonuses ranging between 35.3% of salary for most executives to 100% of salary for Timothy P. Boyle and Don Richard Santorufo.

     In 1999, the Board of Directors approved the Executive Incentive Compensation Plan (described later in this Proxy Statement). Under the Executive Incentive Compensation Plan, the Committee will establish performance goals, which may include Company revenues or earnings or other benchmarks, within 90 days of the beginning of the calendar year. Cash bonuses for eligible executive officers will be determined by the extent to which the Company attains the established goals. Specific performance goals to which an eligible executive's bonus is tied will be at the discretion of the Committee. In each case, the target bonus will be a percentage of the executive's base salary. Bonuses may exceed the target if performance goals are exceeded. An executive may also receive no bonus for the year if less than 85% of the applicable performance goal is met.

     Stock Options

     Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with the Company and promote shareholder returns. The Company has made periodic stock option grants under the 1997 Stock Incentive Plan to most executive officers. The Company to date has not granted stock options to Timothy P. Boyle, Gertrude Boyle or Don Richard Santorufo, each of whom has a substantial ownership interest in the Company, which provides a long-term performance incentive.

     Beginning in 1999, the Committee intends to make annual stock option grants to certain executives and other select employees. The number of shares in each grant will depend on factors such as the level of base pay and individual performance. Stock options are awarded with an exercise price equal to the fair market value of the Company's Common Stock at the time of the grant. Options typically vest on a monthly basis over a period of five years and have ten-year terms. The options only have value to the recipients if the price of the Company's stock appreciates after the options are granted.

Other Benefits

     The Company has a 401(k) plan and a profit-sharing plan, which cover substantially all employees with more than ninety days of service. The Company may elect to make discretionary matching and/or non-matching contributions. All contributions to the plans are determined by the Board of Directors.

     Other benefits that are offered to key executives are largely those that are offered to the general employee population, with some variation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death.

Chief Executive Officer Compensation

     The Committee determined the compensation for the Chief Executive Officer in 1998 based on a number of factors. His base salary was determined after a review of his experience, performance and an evaluation of comparable positions in other companies. Because the Company exceeded the established financial goal for 1998, the Chief Executive Officer received a cash bonus equal to 100% of his base salary. Under the newly adopted Executive Incentive Compensation Plan (described later in this Proxy Statement) future total compensation for Mr. Boyle will be tied to the overall financial performance of the Company. In 1999

Mr. Boyle's base salary will be decreased by 20% from the 1998 amount. The total decrease ($110,000) will be paid if the Company achieves the financial performance goal established by the Committee.

     For 1999, the Chief Executive Officer's bonus will begin to accrue when the Company achieves 100% of the predetermined financial goal, as set by the Committee. The bonus will be increased by $36,667 for each percentage point that the financial results exceed the established goal, to a maximum of 15%, or $550,000.

Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company can deduct for compensation paid to any of its most highly paid officers in any year. Levels of salary and bonus to be paid by the Company generally are not expected to exceed that limit. However, depending on individual and Company performance, total compensation for certain executives may be greater than $1,000,000. The limit on deductibility, however, does not apply to performance-based compensation that meets certain requirements. The Company's current policy is generally to grant stock options that meet those requirements so that option compensation recognized by an optionee will be fully deductible by the Company. Similarly, subject to shareholder approval, the Executive Incentive Compensation Plan is intended to provide for fully deductible performance-based compensation, as described later in this Proxy Statement.

Members of the Compensation Committee:

Murrey R. Albers - Chairman
Edward S. George
John Stanton

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return of the Company's Common Stock, assuming reinvestment of dividends, with the cumulative total return of the Standard & Poor's SmallCap 600 Index and the S&P Textile (Apparel) Index for the period commencing on March 26, 1998 (the date of the Company's initial public offering) and ending on December 31, 1998. The graph assumes that $100 was invested in the Company's Common Stock at the initial public offering price of $18 and each index on March 26, 1998.

[Graphic line chart depicting Total Shareholder Returns omitted.]

Company / Index                26 Mar 98   31 Mar 98   30 Jun 98   30 Sep 98   31 Dec 98
----------------------------------------------------------------------------------------
Columbia Sportswear                  100       96.29       86.61       74.64       76.92
S&P Smallcap 600 Index               100      100.78       96.29       76.15       89.56
Textiles (Apparel)-Small             100      100.05       94.68       68.59       66.33


            PROPOSAL 2: APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has adopted, subject to shareholder approval, the Company's 1999 Employee Stock Purchase Plan (the "ESPP"). The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code"). The ESPP permits full-time and part-time employees of the Company to acquire Common Stock through regular payroll deductions of up to 15% of compensation. A copy of the ESPP is attached to this Proxy Statement as Appendix A.

     The ESPP provides for the quarterly purchase of Common Stock exclusively through payroll deductions at a purchase price equal to 85% of the lower of the market price at the close of the first day or the last day of the quarterly offering period. Subject to shareholder approval, 500,000 shares have been reserved for issuance under the ESPP.

Description of the ESPP

     The essential features of the ESPP are outlined below.

     Eligibility. Except as described below, after 90 days of service to the Company, all full-time and part-time employees of the Company, any domestic subsidiary and designated subsidiaries, including employees who are officers or directors, are eligible to participate in the ESPP. A part-time employee is one who is not full-time, but who works at least 20 hours a week and at least five months out of the year. Any employee who owns or would be deemed to own 5% or more of the voting power or value of all classes of stock of the

Company, taking into account the shares that the employee otherwise could purchase in the quarterly offering in question, is ineligible to participate in the ESPP.

     Plan Offerings and Purchase of Shares. The ESPP provides for a series of quarterly offerings ("Offerings"), with a new Offering commencing on each of January 1, April 1, July 1 and October 1 of each year and ending on March 31, June 30, September 30 and December 31, respectively. The first Offering will commence July 1, 1999, subject to shareholder approval. On the first day of each Offering (the "Offering Commencement Date"), each eligible employee will automatically be granted an option to purchase shares of Common Stock to be automatically exercised on the last day of the Offering (the "Offering Termination Date"). No option shall permit an employee's right to purchase shares under the ESPP to accrue at a rate that exceeds $15,000 of fair market value (determined at the Offering Commencement Date) for each calendar year that the option is outstanding. Each eligible employee may elect to participate in the ESPP by filing a subscription and payroll deduction authorization. Shares may be purchased under the ESPP only through payroll deductions of not more than 15% of an employee's compensation (including base pay, bonuses, commissions and payments in lieu of vacation or sick leave). On the Offering Termination Date, the amounts withheld will be applied to purchase shares for the employee from the Company. The purchase price will be 85% of the lesser of the closing market price of the Common Stock on the Offering Commencement Date (or if it is not a business date, on the nearest subsequent business date) or on the Offering Termination Date (or if it is not a business date, on the nearest prior business date).

     An employee may terminate participation in the ESPP by written notice to the Company at least 10 days before the Offering Termination Date. The employee will then receive all funds withheld from his or her pay and not yet used to purchase shares. No interest will be paid on funds withheld from employees. An employee may reinstate participation in the ESPP, but only after the first Offering Termination Date following termination. The rights of employees under the ESPP are not transferable.

     Administration. The ESPP is administered by the Board of Directors, which may delegate administration to the Compensation Committee. The Board of Directors may promulgate rules and regulations for the operation of the ESPP, adopt forms for use in connection with the ESPP, decide any question of interpretation of the ESPP or rights arising thereunder and generally supervise the administration of the ESPP. The Company will pay all expenses of the ESPP other than commissions on sales or transfers of shares for employees' accounts by the custodian.

     Custodian. An independent custodian maintains the records under the ESPP. Shares purchased by employees under the ESPP are delivered to and held by the custodian on behalf of the employees. By appropriate instructions from an employee, all or part of the shares may be sold or transferred into the employee's own name and delivered to the employee.

     Amendments and Termination. The Board of Directors may amend the ESPP, except that without the approval of the shareholders of the Company, the ESPP may not be amended to increase the number of reserved shares or decrease the purchase price of shares. The Board of Directors may terminate the ESPP at any time, except that termination will not affect outstanding options.

Tax Consequences

     The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under the Code, employees will not be taxed at either the Offering Commencement Date or the Offering Termination Date on income or gain with respect to shares purchased under the ESPP. If a current or former employee disposes of shares purchased under the ESPP more than two years after the Offering Commencement Date, or in the event of the employee's death at any time while holding the shares, the employee or the employee's estate will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition or death over the purchase price of the shares, or (2) 15 percent of the fair market value of the shares on the Offering Commencement Date. In the case of such a disposition or death, the Company will not be entitled to any deduction from income. Any gain on the disposition in excess of the amount treated as ordinary compensation income will be capital gain.

     If an employee disposes of shares purchased under the ESPP within two years after the Offering Commencement Date, the employee will be required to report the excess of the fair market value of the shares on the Offering Termination Date over the purchase price as ordinary compensation income for the year of disposition. Any difference between the fair market value of the shares on the Offering Termination Date and the sale proceeds will be capital gain or loss. In the event of a disposition within two years after the Offering Commencement Date, the Company will be entitled to a deduction from income in the year of such disposition equal to the amount the employee is required to report as ordinary compensation income. Under the Code, the Company is required to track the disposition of all shares acquired under the ESPP and to provide an information statement to the employee upon disposition of the shares.

Recommendation by the Board of Directors

     The Board of Directors recommends that the ESPP be approved. If a quorum is present at the annual meeting, the ESPP will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the results of Proposal 2. The proxies will be voted for or against Proposal 2 or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of Proposal 2.

                     PROPOSAL 3: EXECUTIVE COMPENSATION PLAN

     In March 1999, the Board of Directors adopted, and proposed for approval by the shareholders, the Executive Incentive Compensation Plan (the "Compensation Plan"). The purpose of the Compensation Plan is to establish a formal incentive compensation program for certain executive officers and to satisfy requirements of the Code for shareholder-approved, performance-based compensation. Under
Section 162(m) of the Code, publicly held corporations may not take federal income tax deductions for compensation in excess of $1,000,000 per year to each of the corporations' top paid executives, unless the compensation qualifies as performance-based. The Compensation Plan is intended to preserve the Company's income tax deduction for annual incentive bonus payments to Company executives. A copy of the Compensation Plan is attached to this Proxy Statement as Appendix
B. The following is a summary of the Compensation Plan.

     Administration. The Compensation Plan is administered by the Compensation Committee, which consists of three outside directors.

     Persons Covered. The Compensation Committee will determine which executive officers of the Company are eligible to participate in the Compensation Plan for any year no later than 90 days after the beginning of the year. In 1999, the following Company executive officers are eligible to participate in the Compensation Plan: the Chairman, the Chief Executive Officer and President, the Executive Vice President and Chief Operating Officer, the Chief Financial Officer, the General Merchandise Manager, the Executive Planner, and the Vice President/General Counsel.

     Performance Goals and Awards. No later than 90 days after the beginning of each year, the Compensation Committee will establish performance goals for each participating executive officer and the related cash performance awards related to achievement of those goals. Performance awards are stated as a percentage of an executive's base salary. Performance goals will be based upon Company revenues, sales, earnings, or earnings per share, or the growth of Company revenues, sales, earnings, or earnings per share. Audited financial statements will be used to measure all financial goals. The Compensation Committee has the discretion to include or exclude any extraordinary items in the financial statements and to adjust performance goals to take into account changes in accounting that occur during a given year, however, any decision to include or exclude extraordinary items or to adjust performance goals to reflect changes in accounting shall be made by the Compensation Committee at or prior to the time the Compensation Committee establishes performance goals for the calendar year. Performance awards will be on a sliding scale, ranging from 66% of the performance award if 85% of the applicable performance goal is achieved to a maximum of 125% of the performance award if 115% of the applicable performance goal is achieved. An eligible executive will receive no bonus if less than 85% of the applicable performance goal is achieved. The Compensation Committee may use its discretion to reduce the amount payable to any eligible executive by up to 100%, based upon factors it determines warrant such a reduction. The maximum amount payable under the Compensation Plan to any participant for a calendar year will not exceed $2 million.

     Effective Date. The effective date for the Compensation Plan is January 1, 1999. No payments will be made under the Compensation Plan until it has been approved by the shareholders of the Company at the Annual Meeting.

     Termination and Amendment. The Compensation Plan will remain in effect until terminated by the Board of Directors. The Compensation Committee may amend the Compensation Plan, with the approval of the Board of Directors, at any time, except to the extent that shareholder approval would be required to maintain the qualification of performance awards as performance-based compensation.

     1999 Performance Goals and Awards. In March 1999 the Compensation Committee established performance goals and related performance awards based on operating income before discretionary bonuses for 1999. The actual amounts to be paid under those awards cannot be determined at this time, as such amounts are dependent on the Company's performance for the current year.

Recommendation by the Board of Directors.

     The Board of Directors recommends that the Compensation Plan be approved. If a quorum is present at the annual meeting, the Compensation Plan will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes are counted for the purpose of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the results of Proposal 3. The proxies will be voted for or against Proposal 3 or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of Proposal 3.

                             INDEPENDENT ACCOUNTANTS

     Deloitte & Touche LLP audited the Company's financial statements for the year ended December 31, 1998 and has been selected to audit the Company's financial statements for 1999. Representatives of Deloitte & Touch LLP will be at the annual meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they wish.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Executive officers, directors, and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all section 16(a) reports they file. Based solely on a review of such reports received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all section 16(a) filing requirements applicable to its executive officers and directors have been complied with except for the following:

     (1) a late filing of Form 4, by non-employee director Murrey R. Albers, and employees Grant D. Prentice and Robert G. Masin relating to one purchase of Common Stock by each in conjunction with the initial public offering, and

     (2) a late filing of Form 5, by non-employee directors John Stanton, Edward S. George and Murrey R. Albers, relating to annual option grants.

                             DISCRETIONARY AUTHORITY

     Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented. For this year's annual meeting of shareholders, if notice of a shareholder proposal to be raised at the annual meeting of shareholders is received at the principle executive offices of the Company after March 15, 1999 proxy voting on that proposal when and if raised at the annual meeting will be subject to the discretionary voting authority of the designated proxy holders. For the 2000 annual meeting of shareholders, if notice of a shareholder proposal to be raised at the meeting is received at the principal executive offices of the Company after March 15, 2000, proxy voting on that proposal when and if raised at the annual meeting will be subject to the discretionary voting authority of the designated proxy holders.

                              SHAREHOLDER PROPOSALS

Shareholder Proposals to be Included in the Company's Proxy Statement

     A shareholder proposal to be considered for inclusion in proxy materials for the Company's 2000 annual meeting must be received by the Company not later than January 1, 2000.

Shareholder Proposals Not in the Company's Proxy Statement

     Shareholders wishing to present proposals for action at this annual meeting or at another shareholders' meeting must do so in accordance with the Company's Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,
(b) the name and address of the shareholder or beneficial owner proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder or beneficial owner, if any, in such business. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the Company's Bylaws. If such officer does so, such officer shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. For purposes of the Company's 2000 annual meeting, such notice, to be timely, must be received by the Company between March 11, 2000 and April 10, 2000.

Shareholder Nominations for Director

     Shareholders wishing to directly nominate candidates for election to the Board of Directors at an annual meeting must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as defined above. The notice shall set forth (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company which are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the executed consent of each nominee to serve as a director of the Company if elected. If the number of directors to be elected is increased and there is no public announcement by the Company naming all nominees or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding years annual meeting, a shareholder's notice shall also be considered timely (but only with respect to nominees for new positions created by such increase) if delivered to the Secretary at the Company's principal executive offices no later than the close of business on the tenth day following the day on which the public announcement is first made by the Company. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the Bylaws, by delivering timely notice to the Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the later of the 60th day prior to the special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

                                       By Order of the Board of Directors


                                       Timothy P. Boyle
                                       President and Chief Executive Officer
Portland, Oregon
April 30, 1999

                                   APPENDIX A
                         COLUMBIA SPORTSWEAR COMPANY(R)
                        1999 EMPLOYEE STOCK PURCHASE PLAN



ARTICLE I-PURPOSE ...........................................................A-3
     1.01.  Purpose..........................................................A-3
ARTICLE II-DEFINITIONS.......................................................A-3
     2.01.  Compensation.....................................................A-3
     2.02.  Eligible Employee................................................A-3
     2.03.  Subsidiary Corporation...........................................A-3
     2.04.  Offerings........................................................A-3
ARTICLE III-ELIGIBILITY AND PARTICIPATION ...................................A-4
     3.01.  Initial Eligibility..............................................A-4
     3.02.  Commencement of Participation....................................A-4
     3.03.  Restrictions on Participation....................................A-4
ARTICLE IV-OFFERINGS.........................................................A-4
     4.01.  Quarterly Offerings..............................................A-4
ARTICLE V-PAYROLL DEDUCTIONS.................................................A-5
     5.01.  Amount of Deduction..............................................A-5
     5.02.  Participant's Account............................................A-5
     5.03.  Changes in Payroll Deductions....................................A-5
     5.04.  Leave of Absence.................................................A-5
ARTICLE VI-GRANTING OF OPTIONS...............................................A-5
     6.01.  Number of Option Shares..........................................A-5
     6.02.  Purchase Price...................................................A-5
ARTICLE VII-EXERCISE OF OPTIONS..............................................A-6
     7.01.  Automatic Exercise...............................................A-6
     7.02.  Withdrawal of Account............................................A-6
     7.03.  Fractional Shares................................................A-6
ARTICLE VIII-WITHDRAWAL......................................................A-6
     8.01.  In General.......................................................A-6
     8.02.  Effect on Subsequent Participation...............................A-6
     8.03.  Termination of Employment........................................A-6
     8.04.  Leave of Absence.................................................A-6
ARTICLE IX-INTEREST..........................................................A-7
     9.01.  Payment of Interest..............................................A-7
ARTICLE X-STOCK..............................................................A-7
    10.01.  Maximum Shares...................................................A-7
    10.02.  Participant's Interest in Option Stock...........................A-7
    10.03.  Registration of Stock............................................A-7
    10.04.  Restrictions on Exercise.........................................A-7
ARTICLE XI-ADMINISTRATION....................................................A-7
    11.01.  Administration of the Plan.......................................A-7
ARTICLE XII-CUSTODIANSHIP....................................................A-8
    12.01.  Delivery and Custody of Shares...................................A-8
    12.02.  Records and Statements...........................................A-8
ARTICLE XIII-MISCELLANEOUS...................................................A-8
    13.01.  Designation of Beneficiary.......................................A-8
    13.02.  Transferability..................................................A-8
    13.03.  Use of Funds.....................................................A-8
    13.04.  Adjustment Upon Changes in Capitalization........................A-9
    13.05.  Effective Date...................................................A-9

    13.06.  No Employment Rights.............................................A-9
    13.07.  Governing Law....................................................A-9
    13.08.  Expense of the Plan..............................................A-9
    13.09.  Dividends and Other Distributions................................A-9
    13.10.  Voting and Shareholder Communications............................A-9
    13.11.  Tax Withholding..................................................A-9
    13.12.  Responsibility and Indemnity....................................A-10
    13.13.  Conditions and Approvals........................................A-10
    13.14.  Amendment of the Plan...........................................A-10
    13.15.  Termination of the Plan.........................................A-10

                                ARTICLE I-PURPOSE

1.01.  Purpose.

Columbia Sportswear Company's Employee Stock Purchase Plan is intended to provide a method whereby employees of the Company and its subsidiary corporations (hereinafter referred to as the "Company") will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under ss.423 of the Internal Revenue Code of 1986 as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit the operation of the Plan in a manner consistent with the requirements of that section of the Code.


                             ARTICLE II-DEFINITIONS

2.01.  Compensation

"Compensation" shall mean regular cash Compensation including salary, cash bonuses, payments in lieu of vacation, sick leave and commissions, but excluding severance pay, relocation bonuses, expense reimbursements, stock options or any other special payments.

2.02.  Eligible Employee

"Eligible Employee" means any employee of the Company or a Subsidiary
Corporation:

     (a) whose customary employment is for twenty (20) or more hours per week and more than five (5) months per year, and

     (b) who is a citizen of a country who's laws do not prohibit corporations of other countries from granting stock options to its citizens.

2.03.  Subsidiary Corporation

"Subsidiary Corporation" shall mean any present or future corporation which:

     (a) would be a "subsidiary corporation" of Company, as that term is defined in ss.424(f) of the Code, and

     (b) is a domestic "subsidiary corporation" incorporated under the laws of any state, or

     (c) if not a domestic corporation, is designated as a Subsidiary Corporation by the Board of Directors.

2.04.  Offerings

     a) "Offerings" shall mean the quarterly offerings of the Company's Common Stock as described in Article IV.

     b) "Offering Commencement Date" shall mean the first day of January, April, July, or October, as the case may be, on which the particular Offering begins, as described in Article IV.

     c) "Offering Termination Date" shall mean December 31, March 31, June 30, or September 30 as the case may be, on which the particular Offering terminates, as described in Article IV.

                    ARTICLE III-ELIGIBILITY AND PARTICIPATION

3.01.  Initial Eligibility.

Any Eligible Employee who has completed ninety (90) days' employment and is employed by the Company on the date his or her participation in the Plan is to become effective may participate in Offerings under the Plan which commence on or after the last day of such ninety (90) day period; provided, however, that the Board of Directors may decrease or increase (up to two years) this minimum requirement for any future Offering.

3.02.  Commencement of Participation.

An Eligible Employee may become a participant in an Offering under the Plan by filing with the Company no later than 10 days prior to the Offering Date, on forms furnished by the Company, a subscription and payroll deduction authorization. Once filed, a subscription and payroll deduction authorization shall remain in effect for subsequent Offerings unless amended or terminated. Payroll deductions for a participant shall commence on the applicable Offering Commencement Date and shall end on the Offering Termination Date of the Offering to which such authorization is applicable, unless sooner terminated by the participant as provided in Article VIII.

3.03.  Restrictions on Participation.

Notwithstanding any provisions of the Plan to the contrary, no employee shall be granted an option to participate in the Plan:

     (a) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of ss.424(d) of the Code shall apply in determining stock ownership of any employee); or

     (b) which would allow an employee's right to purchase shares under all stock purchase plans of the Company and its partners and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $15,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

                              ARTICLE IV-OFFERINGS

4.01.  Quarterly Offerings.

The Plan will be implemented and operated through quarterly offerings of the Company's Common Stock (the "Offerings"). The initial Offerings in 1999 shall commence on the first day of July and October 1999 and terminate on September 30, and December 31 respectively. Thereafter, Offerings will begin on the 1st day of January, April, July, and October each year and terminate on December 31, March 31, June 30, and September 30, respectively. As used in the Plan, "Offering Commencement Date" means the first day of January, April, July, or October, as the case may be, on which the particular Offering begins and "Offering Termination Date" means the December 31, March 31, June 30, or September 30 as the case may be, on which the particular Offering terminates.

                          ARTICLE V-PAYROLL DEDUCTIONS

5.01.  Amount of Deduction.

At the time a participant files his or her authorization for payroll deduction, he or she shall elect to have deductions made from his or her pay on each payday during the time he or she is a participant in an Offering at the rate of any whole percentage, from 1% to 15% of his or her Compensation in effect during each pay period subject to the maximum dollar limitations set forth in ss.3.03(b).

5.02.  Participant's Account.

All payroll deductions made for a participant shall be credited to his or her account under the Plan.

5.03.  Changes in Payroll Deductions.

A participant may discontinue his or her participation in the Plan as provided in Article VIII, but no other change can be made during an Offering.

5.04.  Leave of Absence.

If a participant goes on a leave of absence authorized by the Company after the Offering Commencement date for any given offering period, such participant shall have the right to elect:

     (a)  to withdraw the balance in his or her account pursuant to ss.7.02, or

     (b) to discontinue contributions to the Plan but remain a participant in the Plan during the present Offering to the extent that he or she had prior payroll deductions credited to his or her account, or

     (c) to remain a participant in the Plan during the present Offering if the participant is still receiving Compensation from the Company and has authorized deductions from such Compensation consistent with the provisions of ss. 5.01.

                         ARTICLE VI-GRANTING OF OPTIONS

6.01.  Number of Option Shares.

On the Offering Commencement Date of each Offering, a participating employee shall be deemed to have been granted an option to purchase, exclusively through payroll deductions described in Article V, a maximum number of shares of the stock of the Company equal to: (i) that percentage of the employee's Compensation which he has elected to have withheld (but not in any case in excess of 15%) multiplied by (ii) the employee's Compensation during the period of the Offering (iii) divided by the purchase price of the option shares determined as provided in ss.6.02 below.

6.02.  Purchase Price.

The purchase price of the option shares shall be the lesser of (i) 85% of the fair market value of the shares at the Offering Commencement Date (or, if it is not a business date, on the nearest subsequent business date) or (ii) 85% of the fair market value of the shares at the Offering Termination Date (or, if it is not a business date, on the nearest prior business date). However, the Board of Directors may establish a different purchase price for any subsequent Offering based upon a different formula or fixed amount provided that (1) such changes cannot be made during an Offering to affect that current Offering and (2) in no event can the price go below 85% of fair market value of the shares as calculated in (i) and (ii) above. Fair market value as of any day shall mean the closing price as reported on the Nasdaq stock market or, if the stock is traded on a stock exchange, the closing price for the stock on the principal such exchange.

                         ARTICLE VII-EXERCISE OF OPTIONS

7.01.  Automatic Exercise.

Unless a participant gives written notice to the Company as hereinafter provided, his or her option for the purchase of stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering, for the purchase of the number of full or fractional shares of stock which the accumulated payroll deductions in his or her account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the employee pursuant to ss.6.01), and any excess in his or her account at that time will be used to purchase stock at the end of the next offering period, unless he elects to withdraw the accumulated payroll deductions in his or her account pursuant to ss.7.02.

7.02.  Withdrawal of Account.

By written notice to the Director of Human Resources of the Company, at any time prior to the tenth day before an Offering Termination Date applicable to any Offering, a participant may elect to withdraw all the accumulated payroll deductions in his or her account at such time and thereby discontinue participation in that particular Offering.

7.03.  Fractional Shares.

Offerings may be made and exercised in full and fractional shares of stock, unless the Board of Directors determines that fractional shares will not be issued. If the Board of Directors makes such a determination that fractional shares will not be issued under the Plan, any accumulated payroll deductions which would have been used to purchase fractional shares will be used to purchase stock at the end of the next offering period.


                             ARTICLE VIII-WITHDRAWAL

8.01.  In General.

As indicated in ss.7.02, a participant may discontinue participation and withdraw payroll deductions credited to his or her account under the Plan at any time prior to the tenth day before an Offering Termination Date applicable to any Offering by giving written notice to the Director of Human Resources of the Company. All of the participant's payroll deductions credited to his or her account will be paid to him promptly, without interest, after receipt of his or her notice of withdrawal, and no further payroll deductions under this plan will be made from his or her pay during such Offering.

8.02.  Effect on Subsequent Participation.

A participant's withdrawal from any Offering will not have any effect upon his or her eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

8.03.  Termination of Employment.

Upon termination of the participant's employment, (including retirement and death) any payroll deductions credited to his or her account will be returned to him or her, or, in the case of his or her death, to the person or persons entitled thereto under ss.13.01.

8.04.  Leave of Absence.

A participant who goes on a Company authorized leave of absence, and is enrolled in a current Offering shall be entitled to withdraw funds from the Plan pursuant to the provisions of ss. 7.02.

                               ARTICLE IX-INTEREST

9.01.  Payment of Interest

No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participant employee.


                                 ARTICLE X-STOCK

10.01.  Maximum Shares.

There are 500,000 shares of the Company's authorized but unissued or reacquired Common Stock reserved for purposes of the Plan. The number of shares reserved for the Plan is subject to adjustment upon changes in capitalization of the Company as provided in ss.13.04. If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Article VI exceeds the maximum number of shares allowable under this ss. 10.01, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant under the Plan shall be returned to him as promptly as possible, without interest.

10.02.  Participant's Interest in Option Stock.

The participant will have no interest in stock covered by his or her option until such option has been exercised.

10.03.  Registration of Stock.

Stock to be delivered to a participant under the Plan will be registered in the name of the participant, or if the participant so directs by written notice to the Director of Human Resources of the Company at any time prior to the tenth day before an Offering Termination Date applicable thereto, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or as tenants by their entireties, to the extent permitted by applicable law.

10.04.  Restrictions on Exercise.

The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon the Nasdaq stock exchange, and that a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective.


                            ARTICLE XI-ADMINISTRATION

11.01.  Administration of the Plan.

The Plan shall be administered by the Board of Directors. The Board of Directors may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Board of Directors may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Board of Directors shall be conclusive. Notwithstanding the foregoing, the Board of Directors, if it so desires, may delegate to the Compensation Committee of the Board the authority for general administration of the Plan.

                            ARTICLE XII-CUSTODIANSHIP

12.01.  Delivery and Custody of Shares

Shares purchased by participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the "Custodian") as shall be appointed by the Board of Directors. The Custodian may hold in nominee or street name shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participant. By appropriate instruction to the Custodian on forms to be provided for that purpose, a participant may from time to time (a) transfer into the participant's own name of all or part of the shares held by the Custodian for the participant's account and delivery of such shares to the participant; (b) transfer of all or part of the shares held for the participant's account by the Custodian to a regular individual brokerage account in the participant's own name, at participant's own expense, if any, either with the firm then acting as Custodian or with another firm, or (c) obtain sale of all or part of the shares held by the Custodian for the participant's account, at participant's own expense, if any, at the market price at the time the order is executed and remittance of the net proceeds of sale to the participant. Upon termination of participation in the plan, the participant may elect to have the shares held by the Custodian for the account of the participant transferred and delivered in accordance with (a) above, transferred to a brokerage account in accordance with (b), or sold in accordance with (c).

12.02.  Records and Statements

The Custodian will maintain the records of the Plan. As soon as practicable after each Offering Termination Date each participant will receive a statement showing the activity of his or her account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Board of Directors shall determine from time to time.

                           ARTICLE XIII-MISCELLANEOUS

13.01.  Designation of Beneficiary.

A participant must file a written designation of a beneficiary who is to receive any stock and/or cash under the terms of the Plan. Such designation of beneficiary may be changed by the participant at any time by written notice to the Director of Human Resources of the Company. Upon the death of a participant, and upon receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such stock and/or cash to such beneficiary.

13.02.  Transferability.

Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution, and any such attempted assignment, transfer, pledge or other disposition shall be without effect.

13.03.  Use of Funds

No payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions from other general assets.

13.04.  Adjustment Upon Changes in Capitalization.

The number of shares reserved for the Plan is subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other similar change in the outstanding Common Stock of the Company. The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board of Directors of the Company, which determination shall be conclusive.

13.05.  Effective Date.

The Plan shall become effective July 1, 1999 subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before the date that is one year after the effective date of the Plan. If the Plan is not so approved, the Plan shall not become effective.

13.06.  No Employment Rights.

The Plan does not, directly or indirectly create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

13.07.  Governing Law.

The laws of the State of Oregon will govern all matters relating to this Plan, except to the extent that such laws are superseded by the laws of the United States.

13.08.  Expense of the Plan.

The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan and on delivery of shares to a participant or into his or her brokerage account. The Company will not pay expenses, commissions or taxes incurred in connection with the sale or transfer of shares by the Custodian at the request of a participant.

13.09.  Dividends and Other Distributions.

Cash dividends and other cash distribution, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto unless the Company subsequently adopts a dividend reinvestment plan and the participant directs that his or her cash dividends be invested in accordance with such plan. Stock dividends and other distribution in shares of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto.

13.10.  Voting and Shareholder Communications.

In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will furnish to each participant a proxy authorizing the participant to vote the shares held by the custodian for his or her account. Copies of all general communications to shareholders of the Company will be sent to participants in the Plan.

13.11.  Tax Withholding.

Each participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Company to be required. If the Company determines that additional withholding is required beyond any amount deposited at the time of purchase, the participant shall pay such amount to the Company on demand.

13.12.  Responsibility and Indemnity.

Neither the Company, its Board of Directors, the Custodian, any Subsidiary Corporation, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board of Directors, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

13.13.  Conditions and Approvals.

The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company's securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company.

13.14.  Amendment of the Plan.

The Board of Directors of the Company may from time to time amend the Plan in any and all respects, except that without the approval of the shareholders of the Company, the Board of Directors may not increase the number of shares reserved for the Plan, except as described in ss. 13.04 or decrease the purchase price of shares offered pursuant to the Plan.

13.15.  Termination of the Plan.

The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the Plan without any obligation on account of such termination, except as hereinafter in this paragraph provided. Upon termination of the Plan, the cash and shares, if any, held in the account of each participant shall forthwith be distributed to the participant or to the participant's order, provided that if prior to the termination of the Plan, the Board of Directors and shareholders of the Company shall have adopted and approved a substantially similar plan, the Board of Directors may in its discretion determine that the account of each participant under this Plan shall be carried forward and continued as the account of such participant under such other plan, subject to the right of any participant to request distribution of the cash and shares, if any, held for his or her account.

Executed this ______ day of ______________, 1999.

        COMPANY

By:     __________________________________

Title:  __________________________________

                                   APPENDIX B

                           Columbia Sportswear Company
                      Executive Incentive Compensation Plan

                                    Article 1

     Name of Plan. The name of the Plan shall be the Columbia Sportswear Company Executive Incentive Compensation Plan (the Plan).

                                    Article 2

     Effective Date of Plan. The effective date of the Plan shall be January 1, 1999. The Plan shall be subject to the approval of a majority of the shareholders of Columbia Sportswear Co. (the Company) at the first annual shareholders meeting to be held after the effective date. No payments will be made under the Plan unless and until such approval is obtained.

                                    Article 3

     Purpose of Plan. The purpose of this Plan is to provide an incentive to key executive officers of the Company who contribute to its success by offering an opportunity to such persons to earn compensation in addition to their salaries, based upon company success.

                                    Article 4

     Administration of Plan. The Plan shall be administered by the Compensation Committee (the Committee) of the Board of Directors (the Board) of the Company. The Committee shall have the full power and authority to administer the Plan. In applying and interpreting the provisions of the Plan, the decisions of the Committee shall be final.

                                    Article 5

     Eligibility. The Committee shall determine the key executive officers of the Company who shall participate in the Plan for any fiscal year as soon as practicable following the beginning thereof, but no later than 90 days after the beginning of the year. Such determination shall be in writing and shall be communicated to eligible executives as soon as practicable.

                                    Article 6

     Performance Targets. From time to time, the Committee shall establish performance goals based on the amount of Company revenues, sales, earnings, or earnings per share, or the growth of Company revenues, sales, earnings, or earnings per share. The performance goals to be applied for any calendar year shall be determined by the Committee no later than 90 days after the beginning of the year. Each eligible executive's bonus shall be determined, in such manner as the Committee shall prescribe, by the extent to which the Company attains these goals. The specific performance goals to which each eligible executive's bonus is tied shall be at the discretion of the Committee. The audited financial statements of the Company will be used to measure all financial goals. The Committee shall have the discretion to include or exclude any extraordinary items and/or to adjust its performance goals to take into account changes in accounting, however, any decision to include or exclude extraordinary items or to adjust performance goals to reflect changes in accounting shall be made by the Committee at or prior to the time the Committee establishes performance goals for the calendar year as prescribed above in this Article 6.

                                    Article 7

     Amount of Bonus. Upon determining that an executive is eligible to participate in the Plan, the Committee shall determine a target bonus for such executive. The target bonus shall be stated as a percentage of the eligible executive's base salary.

     After the end of the year, the Committee shall determine the extent to which the Company has reached the performance goals established for the eligible executives. An eligible executive shall receive no bonus if less than 85% of the applicable performance goal is reached. An eligible executive shall receive 66% of the target bonus if 85% of the applicable performance goal is reached. If 100% of the applicable performance goal is reached, an eligible executive shall receive 100% of the target bonus. Achievement of between 85% and 100% of the performance goal shall result in a prorated bonus of between 66% and 100% of the target bonus.

     If the performance goal is exceeded, an eligible executive's bonus will be greater than the target bonus. If 115% of the performance goal is achieved, the amount of bonus will be 125% of the target bonus. Achievement between 100% and 115% of the performance goal shall result in a prorated bonus of between 100% and 125% of the target bonus. The maximum bonus shall be 125% of the target bonus.

     The Committee shall have the discretion to reduce the amount payable to any participant for a calendar year by up to 100% based upon factors which it determines, in its discretion, warrant such reduction.

     Notwithstanding any other provision of the Plan, the maximum amount payable to any participant under the Plan for a calendar year will not exceed $2 million.

                                    Article 8

     Time of Payment. Payments will be made as soon as practicable after the Committee has certified the amounts payable under the Plan based upon audited financial results of the Company for the calendar year. No payment will be made under the Plan in respect of any calendar year unless the predetermined performance goals have been satisfied.

                                    Article 9

     Term of Plan. The Plan shall remain in effect until terminated by the Board.

                                   Article 10

     Separation. In case of separation from the Company due to death, disability, or retirement an individual or his or her beneficiaries shall receive a bonus, which is prorated for the period of time that the eligible executive was employed by the Company during the year in which the eligible employee died, became disable or retired. The amount of such payment shall be determined and payable after the end of such year. In case of separation from the Company for any other reason, an eligible executive shall not be entitled to a bonus under this Plan for the year in which the separation occurs.

                                   Article 11

     Amendment of the Plan. The Board shall have the power to amend or terminate this Plan, in whole or in part, at any time, except that the Board shall not have the right to change the performance goals established by the Committee under Article 6, above. The Plan shall not create any rights of future participation in any employee. No person eligible to receive a bonus under this Plan shall have any rights to pledge, assign, or otherwise dispose of any unpaid portion of such bonus.

PROXY

                          COLUMBIA SPORTSWEAR COMPANY

             Proxy Solicited on Behalf of the Board of Directors of
                the Company for the Annual Meeting June 9, 1999

The undersigned hereby appoints Timothy P. Boyle, Patrick D. Anderson and Carl
K. Davis, and each of them, proxies with full power of substitution, to vote in behalf of the undersigned at the Annual Meeting of Shareholders of Columbia Sportswear Company on June 9, 1999, and at any adjournment thereof, all shares of the undersigned in Columbia Sportswear Company. The proxies are instructed to vote as follows:

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, they will be voted for the directors, for the Employee Stock Purchase Plan and for the Executive Compensation Plan. The proxies may vote in their discretion as to other matters that may come before the meeting.

                 PLEASE SIGN ON OTHER SIDE AND RETURN PROMPTLY

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                                                                                                         Please mark [ X ]
                                                                                                          your vote
                                                                                                         as in this
                                                                                                           example

                                (The Board of Directors recommends a vote FOR Items 1, 2 and 3.)


1.  Election of Directors                FOR     WITHHELD          2.  Approval of the Employee      FOR    AGAINST   ABSTAIN
    Nominees:                                                          Stock Purchase Plan.          [  ]    [  ]       [  ]
    Gertrude Boyle, Timothy P. Boyle,    [  ]      [  ]
    Sarah Bany, Murrey R. Albers,                                  3.  Approval of the Executive     FOR    AGAINST   ABSTAIN
    Edward S. Geroge and John Stanton                                  Incentive Compensation        [  ]    [  ]       [  ]
                                                                       Plan.
    For, except vote withheld from the
    following nominee(s):                                          To facilitate meeting arrangements, please check     [  ]
                                                                   here if you plan to attend the meeting in person.

    __________________________________



                                                                  ----------
                                                                           |
                                                                           |
                                                                           |




SIGNATURE(S) ____________________________________________________________________________________ DATE _______________________
NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Please mark, date, sign and return proxy card promptly. Receipt is acknowledged of the notice and proxy statement relating to this meeting.


-------------------------------------------------------------------------------------------------------------------------------

                                                     FOLD AND DETACH HERE